Exhibit 23.1

Stan J.H. Lee, CPA
2160 North Central Rd Suite 209 t Fort Lee t NJ 07024
P.O. Box 436402t San Diegot CA 92143-9402
619-623-7799 t Fax 619-564-3408 t stan2u@gmail.com

To Whom It May Concerns:

The firm of Stan J.H. Lee, Certified Public Accountants,  consents to the inclusion of our report of  April 14, 2012,  on the audited consolidated financial statements of   Premier Opportunities Group, Inc.  as of December  31, 2011 and for the year then ended in any filings that are necessary now or in the near future with the U.S. Securities and Exchange Commission.

Very truly yours,

/s/ Stan J.H. Lee, CPA
______________________

Stan J.H. Lee, CPA
April 14, 2012
Fort Lee, NJ 07024